Investment Banking

                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1326
                                                   212 449 1000
                                                   FAX 212 449 7684
                                                   FAX 212 449 7165


[LOGO] MERRILL LYNCH



September 8, 1998

Mr. Edward J. Welch
Director
Investment Banking
Merrill Lynch
250 Vesey Street
26th Floor
New York, NY 10281-1326

Dear Mr. Welch:

This is to confirm that, notwithstanding anything to the contrary contained in our report dated March 18, 1998 with respect to our appraisal, as of January 1, 1998, of the leasehold interest in The Sheraton Chicago Hotel & Towers, such report and the transmittal letter related thereto, as well as the names Hospitality Valuation Services, Hospitality Services International, or HVS, may be included in and referred to in any offering document relating to the sale of related real estate or mortgage securities or participation interests to institutional investors.

Sincerely,

Hospitality Valuation Services International


/s/ DOROTHY A. JENNINGS
    ----------------------------
    Dorothy A. Jennings
    Executive Vice President